Exhibit 99B

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of April 12, 2013, by and among Chan King Yuet, Barry King Hon Chan, Magnolia Ulan Fung, Su Hu, Hing Choi Hui, Yun Ming Roger Leung and Yuen Wah Leung (JT TEN), and Wai Ngai Hui (each individually a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, each of the Stockholders owns or controls voting securities of Silver Dragon Resources Inc., a Delaware corporation (the “Issuer”);

WHEREAS, the Stockholders desire to form a group (the “Group”) for the purposes of engaging in communications with stockholders, officers, members of the board of directors and/or representatives of the Issuer regarding the Issuer, the Issuer’s operations, the acquisition by persons of additional common shares of the Issuer, the Issuer’s operations, an extraordinary corporate transaction involving the Issuer, possible changes in the board of directors or management of the Issuer, and plans of the Group and for the purpose of taking all other actions necessary to achieve the foregoing (collectively, the “Purposes”).

NOW THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto agree as follows:

1. Each of the Stockholders (with the exception of Chan King Yuet) hereby (i) appoints Chan King Yuet as the stockholder representative (the “Representative”) of the Group, to communicate with the Issuer on behalf of the Group with respect to the Purposes, (ii) grants the Representative shared voting power over the common shares of the Issuer (the “Shares”) held by each respective Stockholder in the Group, and (iii) authorizes the Representative to execute and file with the Securities and Exchange Commission a Schedule 13D and any amendments thereto on their behalf relating to the Purposes and/or their holdings of the Shares held by each of the respective Stockholders. For the avoidance of doubt, the Stockholders do not grant the Representative dispositive power (i.e., the ability to directly or indirectly to purchase, sell or otherwise transfer) over the Shares, and Representative shall not exercise dispositive power with respect to any Shares held by any Stockholder other than herself.

2. Each of the Stockholders hereby covenants and agrees that, during the term of this Agreement, in any circumstances upon which a vote, consent (including unanimous written consents), agreement or other approval of the common shares of the Issuer is sought, such Stockholder shall vote (or cause to be voted) all of the voting securities of the Issuer owned or controlled by him/her (whether now owned or hereafter acquired) and shall otherwise consent or agree in such manner as may be directed by the Representative in her sole and absolute discretion, in pursuit of the Purposes. Each of the Stockholders, as a holder of voting securities of the Issuer, shall be present in person or by proxy at all meetings of stockholders of the Issuer, including, without limitation, any Special Meetings, so that all voting securities held by such Stockholder are counted for purposes of determining the presence of a quorum at such meeting.

3. Each of the Stockholders hereto represents that he/she has full power to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement with respect to the securities of the Issuer, other than one that has expired or terminated prior to the date hereof.

4. So long as this Agreement is in effect, each of the Stockholders shall provide written notice to Representative and her counsel, Crowell & Moring LLP (“Crowell & Moring”), of (i) any of their purchases or sales of securities of the Issuer, or (ii) any securities of the Issuer over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

5. The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement in pursuit of the Purposes. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, with the exception of the Representative as set forth above, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any Stockholder’s right to purchase or sell securities of the Issuer, as he/she deems appropriate, in his/her sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws.

6. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

7. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Issuer, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

8. This Agreement shall not be terminable for a period of 90 days from the date hereof, except in a writing signed by all parties hereto. Thereafter, any party hereto may terminate his/her obligations under this Agreement on 24 hours’ prior written notice to all other parties, with a copy by fax or electronic transmission directed to the attention of Paul J. Pollock at Crowell & Moring, Fax No. (212) 223-4134, email: ppollock@crowell.com.

9. Each party acknowledges that Crowell & Moring shall act as counsel for the Group relating to the Purposes.

10. Each of the parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act, and incorporated by reference in any amendments thereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

CHAN KING YUET, INDIVIDUALLY AND AS REPRESENTATIVE

/s/ Chan King Yuet
Chan King Yuet

BARRY KING HON CHAN, INDIVIDUALLY

/s/ Barry King Hon Chan
Barry King Hon Chan

MAGNOLIA ULAN FUNG, INDIVIDUALLY

/s/ Magnolia Ulan Fung
Magnolia Ulan Fung

SU HU, INDIVIDUALLY

/s/ Su Hu
Su Hu

HING CHOI HUI, INDIVIDUALLY

/s/ Hing Choi Hui
Hing Choi Hui

YUN MING ROGER LEUNG AND YUEN WAH LEUNG (JT TEN)

/s/ Yun Ming Roger Leung
Yun Ming Roger Leung

YUEN WAH LEUNG

/s/ Yuen Wah Leung Yuen Wah Leung

WAI NGAI HUI, INDIVIDUALLY

/s/ Wai Ngai Hui
Wai Ngai Hui